EXHIBIT 5.1



                      [DECHERT PRICE & RHOADS LETTERHEAD]





                                                       July 25, 1996



CORT Business Services Corporation
4401 Fair Lakes Court
Suite 300
Fairfax, VA  22033

     Re: 1,700,000 Shares of Common Stock, as
         described in the Registration Statement
         on Form S-3 (Registration No. 333-05935)
         ----------------------------------------

Gentlemen and Ladies:

     We have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended, of 1,700,000 shares of your Common Stock, par value $.01 per share (the "Shares"), pursuant to the above-referenced Registration Statement (the "Registration Statement"). The Shares will be sold pursuant to an Underwriting Agreement (the "Underwriting Agreement") among you and the several underwriters (the "Underwriters") named in the Underwriting Agreement for whom Smith Barney Inc. and Montgomery Securities are representatives.

     We have participated in the preparation of the Registration Statement and have reviewed the proposed form of the Underwriting Agreement, and we have examined such corporate records and documents, certificates of officers and matters of law as we have considered appropriate to enable us to render this opinion.

     Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, when delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

CORT Business Services Corporation
July 25, 1996
Page 2


     We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                                  Very truly yours,


                                                   /s/ Dechert Price & Rhoads